Exhibit 99.1

NeuroBo Pharmaceuticals Appoints Seasoned Life Science Executive

Marshall Woodworth as Chief Financial Officer

CAMBRIDGE March 4, 2024 – NeuroBo Pharmaceuticals, Inc. (Nasdaq: NRBO), a clinical-stage biotechnology company focused on transforming cardiometabolic diseases of cardiometabolic diseases, today announced the appointment of Marshall Woodworth as Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer, effective March 1, 2024, following his tenure as Acting Chief Financial Officer since October 27, 2023.

“Marshall’s decades of experience as a Chief Financial Officer for a variety of pharmaceutical and medical device companies makes him an obvious choice to appoint as a permanent Chief Financial Officer following his tenure in the acting role for the last few months,” stated Hyung Heon Kim, President and Chief Executive Officer of NeuroBo. “We look forward to continuing to leverage Marshall’s operational and transactional experience as we advance the clinical development of our two, next generation cardiometabolic assets that address the metabolic dysfunction-associated steatohepatitis (MASH) and obesity markets, DA-1241 and DA-1726. I am confident that Marshall will continue to play a pivotal role in our company's success, providing strategic guidance crucial to achieving our multiple, near-term, value creating milestones.”

Mr. Woodworth added, “I look forward to continuing my role on NeuroBo’s executive team as we continue to advance toward our clinical milestones including reporting the full data from our Phase 2a clinical trial evaluating DA-1241 for the treatment of MASH in the second half of this year. Following the recent U.S. Food and Drug Administration (FDA) clearance of our Investigational New Drug (IND) application, I also eagerly anticipate the initiation of our phase 1 clinical trial during the first half of this year, investigating the safety and tolerability of DA-1726 in obesity. I am thoroughly optimistic about NeuroBo’s future and committed to contributing to its success.”

Prior to joining NeuroBo Pharmaceuticals, from May 2017 through May 2023, Mr. Woodworth served as the Chief Financial Officer at Nevakar, Inc., where he was responsible for the accounting, financing, legal and human resources functions. Prior to that, Mr. Woodworth served as the Chief Financial Officer of Braeburn Pharmaceuticals, Inc., where he led and coordinated the accounting, finance and treasury functions. Earlier, Mr. Woodworth served as the Chief Financial Officer at Aerocrine AB, and, before that, held the position of Chief Financial Officer at Furiex Pharmaceuticals Inc.

Mr. Woodworth earned a Bachelor of Science in engineering and geology from the University of Maryland as well as Master of Business Administration degree from Indiana University Bloomington.

About NeuroBo Pharmaceuticals

NeuroBo Pharmaceuticals, Inc. is a clinical-stage biotechnology company focused on transforming cardiometabolic diseases. The company is currently developing DA-1241 for the treatment of Metabolic Dysfunction-Associated Steatohepatitis (MASH) and Type 2 Diabetes Mellitus (T2DM), and is developing DA-1726 for the treatment of obesity. DA-1241 is a novel G-protein-coupled receptor 119 (GPR119) agonist that promotes the release of key gut peptides GLP-1, GIP, and PYY. In preclinical studies, DA-1241 demonstrated a positive effect on liver inflammation, lipid metabolism, weight loss, and glucose metabolism, reducing hepatic steatosis, hepatic inflammation, and liver fibrosis, while also improving glucose control. DA-1726 is a novel oxyntomodulin (OXM) analogue that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure, thus potentially resulting in superior body weight loss compared to selective GLP1R agonists.

For more information, please visit www.neurobopharma.com.

Forward Looking Statements

Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “projects,” “plans”, “estimates” or the negative of these words or other comparable terminology (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risks associated with NeuroBo’s ability to execute on its commercial strategy; the timeline for regulatory submissions; ability to obtain regulatory approval through the development steps of NeuroBo’s current and future product candidates, the ability to realize the benefits of the license agreement with Dong-A ST Co. Ltd., including the impact on future financial and operating results of NeuroBo; the cooperation of our contract manufacturers, clinical study partners and others involved in the development of NeuroBo’s current and future product candidates; potential negative interactions between our product candidates and any other products with which they are combined for treatment; NeuroBo’s ability to initiate and complete clinical trials on a timely basis; our ability to recruit subjects for its clinical trials; whether NeuroBo receives results from NeuroBo’s clinical trials that are consistent with the results of pre-clinical and previous clinical trials; impact of costs related to the license agreement, known and unknown, including costs of any litigation or regulatory actions relating to the license agreement; effects of changes in applicable laws or regulations; effects of changes to NeuroBo’s stock price on the terms of the license agreement and any future fundraising; and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. NeuroBo does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

NeuroBo Pharmaceuticals

Marshall H. Woodworth

Interim Chief Financial Officer

+1-857-299-1033

marshall.woodworth@neurobopharma.com

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com